STOCK EXCHANGE AGREEMENT


STOCK EXCHANGE AGREEMENT (the "Agreement") dated as of April __, 2001 by and between MVD, Inc., a Delaware corporation ("MVD" or the "Company"), eCast Media Corporation, Inc. (d/b/a NT Media Corp.), a Delaware corporation ("eCast"), and those shareholders of eCast who have executed a counterpart of this Agreement (the "eCast Holders").

                                   WITNESSETH:

         WHEREAS, MVD wishes to acquire all of the issued and outstanding stock of eCast (the "eCast Shares") in exchange for total consideration of 24,000,000 shares of common stock of MVD; and

         WHEREAS, MVD and the eCast Holders are entering into this Agreement to provide for the acquisition by MVD of the issued and outstanding shares of eCast held by the eCast Holders (the "eCast Control Shares"), which today do and as of the closing of the transactions herein contemplated shall constitute 100% of the total eCast Shares, in exchange for payment to them of their prorata share of the total consideration; and

         WHEREAS, it is the present intention of the parties that (i) eCast be operated as a wholly owned subsidiary; and that (ii) the transaction be tax free under either Section 368 or Section 351 of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto hereby agree that:

     1. Purchase and Sale of Securities.
        --------------------------------

     1.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, MVD hereby purchases all of the issued and outstanding eCast Control Shares from the eCast Holders, and the eCast Holders hereby sell the eCast Control Shares to MVD (the "Exchange").

     1.2 Purchase Price. In payment for the eCast Control Shares, MVD hereby agrees to ratably pay and deliver to the eCast Holders at closing their respective prorata shares of the total consideration, amounting to a total of 24,000,000 shares of the common stock of MVD (the "MVD Shares") in the proportions set forth on SCHEDULE 1.2; and the eCast Holders hereby agree to convey and deliver all of the eCast Control Shares to MVD at closing. All of the eCast Control Shares and the MVD Shares must at closing be duly authorized, fully paid and validly issued, free of all liens, claims and encumbrances. The eCast Control Shares shall be delivered to Stepp Law Group, 1301 Dove Street, Suite 460, Newport Beach, California 92660 and the MVD Shares issuable to the eCast Holders shall be delivered to Kelly Lytton & Vann LLP, Attorneys at Law, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067, for delivery to the proper parties, and delivery to such firm shall constitute delivery to the parties. The "Closing" shall be the date the eCast Control Shares and MVD Shares are delivered to such firm.

     2. MVD's  Representations  and  Warranties.  MVD represents and warrants to
        ---------------------------------------
eCast and the eCast Holders that:

     2.1 Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, operate, and lease its respective properties and assets and to conduct its respective businesses as now conducted, and is qualified to do business in the state



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or other jurisdiction where the nature of its properties,  assets, or businesses as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or businesses requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the business, operations, affairs, properties, or assets. This shall be referred to as the "Condition of the Company."

     2.2 Compliance with Law. The Company has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations, and qualifications under all federal, state, local, and foreign laws and regulations, and with all federal, state, local, and foreign governmental or regulatory authorities ("Authority") required for the conduct by it of its businesses and the ownership or possession by it of its properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations, or qualifications could not, individually or in the aggregate, have a material adverse effect on the Condition of the Company. The Company is in compliance with all laws, regulations, ordinances, orders, and decrees of the Securities and Exchange Commission and the National Association of Securities Dealers applicable to the Company filings under the Securities and Exchange Act of 1934, as amended ("34 Act") and is listed for trading on the NASDAQ Bulletin Board.

     2.3 Authorization, Execution, and Delivery of Agreement.

     (a) The execution and delivery of this Agreement, the issuance and sale of the Shares to eCast, and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of the Company, (ii) do not require the approval or consent of any stockholders of the Company, and
(iii) have been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly executed and delivered by the company, and this Agreement constitutes the legal, valid, binding, and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b) The Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid, and nonassessable, and eCast will acquire valid title to such shares, free and clear of any encumbrances.

     2.4 Financial Statements. The Company's audited financial statements for the periods ending December 31, 2000 are true, correct and complete, and have been prepared in accordance with generally accepted accounting principles and standards and all applicable SEC rules.

     2.5 No Misrepresentation. This Agreement and the Company's Form 10-K report previously furnished contain no untrue statement of a material fact, nor omit to state a material fact about the Company necessary to make the statements contained herein and therein not misleading.

     2.6 Capitalization. The Company has authorized 50,000,000 shares of common stock of which 2,500,000 are issued and outstanding and 5,000,000 shares of Preferred Stock of which no shares of Preferred Stock are issued and outstanding.


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     3. Representations and Warranties of eCast and the eCast Holders. eCast and
        -------------------------------------------------------------
the eCast Holders severally represent and warrant to the Company that:

     3.1 Execution and Deliver of Agreement. This Agreement has been duly executed and delivered by and constitutes a legal, valid, binding, and enforceable obligation of eCast and each of the eCast Holders, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     3.2 Purchase Entirely for Own Account. The eCast Holders each confirm that they are acquiring the MVD Shares for their respective own accounts and not as a nominee or agent for any person, and each is acquiring the MVD Shares for investment and not with a view to the resale or distribution of any part thereof, other than as permitted by applicable federal and state securities laws, and no eCast Holder is a party to any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person with respect to any of the MVD Shares.

     3.3 Representations and Warranties Correct. To the best knowledge of each of the eCast Holders, the representations and warranties of eCast herein are true and correct, and eCast has full power and authority to enter into this Agreement.

     3.4 Access to Information about Company. eCast and the eCast Holders represent and warrant that eCast has no contracts or agreements respecting the eCast Control Shares, there are no preemptive rights as to the eCast Control Shares, and no options or other rights exist whereby any person is entitled to buy or acquire the eCast Control Shares.

     3.5 Restricted Securities. Each eCast Holder understands and acknowledges that the MVD Shares he or she is purchasing are characterized as restricted securities under the U.S. federal securities laws because they were acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations the securities may be resold or otherwise transferred without registration under the Securities Act of 1933 and other applicable laws only in certain limited circumstances.

     3.6 Legend. The eCast Holders each understand and acknowledge that all certificates evidencing the MVD Shares shall, unless and until removed in accordance with law, bear a legend in substantially the following form:

     "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged, or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Company that such registration is not required or unless sold under Rule 144 of the Securities Act."

     3.7 Ownership of eCast Control Shares, Etc. Each eCast Holder owns good and merchantable title to the eCast Control Shares, free and clear of all liens, claims and encumbrances of third persons, and each owns the number of shares set forth next to his, her or its respective name.

     4. Covenants.
        ----------
     4.1 Covenants of MVD. MVD hereby covenants and agrees to perform or do before or at the Closing the following: (i) authorize and cause a 2.4 for one forward split of shares; (ii) nominate and appoint to the board of directors Chris Mehringer to serve as Chairman and elect two other directors designated by Chris Mehringer; (iii) MVD shall cooperate with eCast in any respect required to carry out the purposes of this Agreement, including the preparation


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and filing  of Form  8-K  disclosing this  transaction, if  such  assistance  is required, and the execution and delivery of any additional documents deemed by counsel to eCast.

     5. General Provisions.
        -------------------

     5.1 Survival of Representations, Warranties and Agreement. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representation and warranty in this Agreement shall survive the sale of the exchange of MVD Shares and eCast Shares under the terms of this Agreement.

     5.2 Expenses. Each party hereto shall pay its, his or her own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transaction contemplated hereby.

     5.3 Laws. This Agreement shall be governed and interpreted in accordance with the laws of the State of California.

     5.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes and integrates all prior oral or written agreements, if any, and may only be modified by written amendment signed by an authorized representative of each party.

     5.5. No Conflicting Agreements. Each party states that there is no agreement between itself and any other person, firm, or corporation which would cause this Agreement not to have full force and effect.



       Remainder of page intentionally left blank - Signature Page follows



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         IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.


MVD, Inc. ("Company")                   eCast Media Corporation, Inc. ("eCast")



         /s/ Christopher Cota                        /s/ Chris Mehringer
By............................                 By........................
         Christopher Cota                            Chris Mehringer
         President                                   President, CEO


































                         Signatures of the eCast Holders


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Chris Mehringer  (180,000)                  Dana O'Connor  (180,000)


/s/ Chris Mehringer                                  /s/ Dana O'Connor
 .................................          ...........................
    Signature                                            Signature




Astor Capital, Inc.  (130,000)             Britannica Associates, Ltd. (631,582)


/s/   Ali Moussavi                                   /s/ Tony Hurley
 .................................         .............................
      Signature                                          Signature




         Ali Moussavi
By: ________________________________        By: ________________________________




Delta Capital Partners Ltd.  (200,000)


/s/ Dominique Balon
 ......................
    Signature


By: ________________________________



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